PRESS RELEASE

INVESTOR CONTACT: Greg Klaben Vice President of Investor Relations (831) 458-7533	MEDIA CONTACT: Russell Castronovo Director of Global Communications (831) 458-7598
 Plantronics Announces Bob Hagerty as a New Board Member

Santa Cruz, CA, September 14, 2011 - Plantronics (NYSE: PLT), a leader in audio communications, today announced the appointment of Bob Hagerty to its Board of Directors effective September 14, 2011.  Mr. Hagerty brings nearly 40 years of leadership and experience in the communications technology industry including over a decade as the CEO, President and Chairman of Polycom, Inc.

"We are incredibly excited to welcome Bob to the Plantronics Board of Directors," said Marv Tseu, Chairman of the Board, Plantronics.  "He brings invaluable experience that will contribute greatly to our vision, strategy and growth in the Unified Communications market."

As a member of Plantronics Board of Directors, his committee positions include Chair of the Mergers & Acquisitions committee, Chair of the Strategy committee and a member of the Nominating and Governance committee.

Mr. Hagerty fills a seat on the Plantronics Board that was recently vacated by Roger Wery.  Mr. Wery retired from the Plantronics Board, due to an independence issue following the acquisition of PRTM Management Consulting by PricewaterhouseCoopers.  “I'd like to thank Roger for all of his years of contribution to Plantronics.  We will miss his excellent advice and judgment," Ken Kannappan, CEO and President of Plantronics, commented.

During Mr. Hagerty's tenure at Polycom, he grew the business from a speakerphone company to a market-leader in the communications industry with a broad range of collaboration tools, including telepresence, VoIP, video, and voice solutions. He increased revenue from $37 million to $1.1 billion through organic growth and eleven key acquisitions.  Mr. Hagerty is currently on the Board and an advisor to several companies including Smart Technology, Eye IO and Vibare.  He has held several board positions in the past including Palm, Modulus Video and Chairman of the Board of Polycom.  Prior to joining Polycom, Hagerty served as President of Stylus Assets, Ltd. and held key senior management positions with Logitech, Inc., Conner Peripherals, Signal Corporation and Digital Equipment Corporation.  Mr. Hagerty holds a B.S. in operations research and industrial engineering from the University of Massachusetts and an M.A. in management from St. Mary's College of California.

About Plantronics - Simply Smarter CommunicationsTM
Plantronics is a global leader in audio communications for businesses and consumers. We have pioneered new trends in audio technology for 50 years, creating innovative products that allow people to simply communicate. From unified communication solutions to Bluetooth® headsets, we deliver uncompromising quality, an ideal experience, and extraordinary service. Plantronics is used by every company in the Fortune 100, as well as 911 dispatch, air traffic control and the New York Stock Exchange. For more information, please visit www.plantronics.com or call (800) 544-4660.

Plantronics, Simply Smarter Communications, Smart Sensor and Voyager are trademarks or registered trademarks of Plantronics, Inc.  The Bluetooth trademark is owned by Bluetooth SIG, Inc. and any use of the mark by Plantronics, Inc. is under license.  All other trademarks are the property of the respective owners.